AMENDMENT TO THE BYLAWS

OF

SUN COMMUNITIES, INC.

This Amendment to the Bylaws (this “Amendment”) of Sun Communities, Inc., a Maryland corporation (the “Corporation”), is effective as of March 17, 2008. Capitalized terms used but not defined herein shall have the meanings set forth in the Bylaws of the Corporation (the “Bylaws”).

The Bylaws are hereby amended as follows:

1.     Article II, Section 2 of the Bylaws is hereby deleted in its entirety, and the following provision is substituted in its place:

Section 2. ANNUAL MEETING. An annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on a date and at the time set by the Board of Directors.

2.            Except as modified by this Amendment, the Bylaws remain unchanged and, as modified, continue in full force and effect.

3.            Copies (facsimile, photostatic or otherwise) of the signature to this Amendment shall be deemed to be an original and may be relied upon to the same extent as though such copy or fax was an original.

[Signature to follow on next page]

IN WITNESS WHEREOF, this Amendment to the Bylaws of Sun Communities, Inc. is hereby executed as of March 17, 2008.

By:	/s/ Karen J. Dearing
Karen J. Dearing, Executive Vice President, Chief Financial Officer, Secretary and Treasurer